EXHIBIT 16.1

December 29, 2005

Office of the Chief Accountant
Securities and Exchange Commission
Mail Stop 9-5
450 Fifth Street, N.W.
Washington, DC 20549

RE: Axion Power International, Inc.

We have read the statements made by Axion Power International, Inc. which we understand will be filed with the United States Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Company’s Current Report on Form 8-K dated December 29, 2005. We agree with the statements concerning our firm in such Form 8-K..

Sincerely,

/s/ Michael F. Cronin, CPA

Michael F. Cronin, CPA